UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 14, 2007

QUIDEL CORPORATION
(Exact name of Registrant as specified in its Charter)

Delaware	0-10961	94-2573850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10165 McKellar Court
San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:    (858) 552-1100

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           Effective as of February 14, 2007, the board of directors of Quidel Corporation (the “Company”), upon the recommendation of its compensation committee, approved the following: (i) an increase in the annual base salary for certain of the Company’s executive officers, effective March 5, 2007 (the “2007 Annual Base Salaries”); and (ii) the payout of bonuses to the Company’s executive officers per the terms of the Company’s 2006 short-term cash incentive plan (the “2006 Cash Bonus Awards”).   The 2007 Annual Base Salaries and the 2006 Cash Bonus Awards are set forth on Exhibits 10.1 and 10.2 attached hereto, respectively, and are incorporated by reference herein.

In addition, the board of directors approved the promotion of Robert J. Bujarski to Senior Vice President, General Counsel and Corporate Secretary, effective March 5, 2007.  In connection with the promotion and effective March 5, 2007, the board approved (i) an increase in annual base salary for Mr. Bujarski to $275,000, and (ii) a grant of equity to be valued at $421,000 as of the grant date (March 5, 2007) in which Mr. Bujarski may elect to receive shares of time-based restricted stock with a four-year cliff vest or options to purchase common stock with a four-year vesting schedule of twenty-five percent upon the anniversary of the grant date and quarterly thereafter.  Also in connection with Mr. Bujarski’s promotion to Senior Vice President, the Company entered into a new change in control agreement with Mr. Bujarski (the “Agreement Re: Change in Control”), effective March 5, 2007, consistent with the terms and conditions of the Company’s other change in control agreements with its other senior vice presidents.

Under the Agreement Re: Change in Control, Mr. Bujarski is provided certain severance benefits in the event of termination of Mr. Bujarski’s employment in connection with a change in control of the Company. The severance benefits are payable to Mr. Bujarski if his employment with the Company is terminated within 30 days prior to or three years following a change in control, unless terminated for cause or the termination is the result of a voluntary resignation (which does not include resignations stemming from a material adverse change in responsibilities, status, compensation, authority or location of work place) or his death or disability.  The severance benefits under the Agreement Re: Change in Control generally consist of a lump sum cash payment equal to two (2) times the sum of (i) Mr. Bujarski’s highest annual salary rate within the three (3) year period ending on the date of termination plus (ii) an amount equal to the annualized average of all bonuses and incentive compensation payments paid to Mr. Bujarski during the two (2) year period immediately before the date of termination. In addition, the Agreement Re: Change in Control provides for: payment of $25,000 to help pay the legal fees, tax and accounting fees and other costs associated with transitional matters; continued coverage for two (2) years under the Company’s group medical insurance, group dental insurance, and disability insurance programs unless and to the extent Mr. Bujarski obtains concurrent coverage through another program in which case the Company’s coverage will be terminated or reduced as applicable; and immediate vesting and exercisability of any and all of Mr. Bujarski’s unvested stock options and immediate and automatic lapse of any and all restrictions on any of Mr. Bujarski’s restricted stock.  The description of the Agreement Re: Change in Control provided above is qualified in its entirety by reference to the full text of the Agreement Re: Change in Control, which is attached hereto as Exhibit 10.3 and incorporated into this Item 5.02 by reference.

Item 9.01               Financial Statements and Exhibits.

(d)                                  Exhibits.

The following exhibits are furnished with this current report on Form 8-K:

Exhibit Number	Description of Exhibit
10.1	2007 Annual Base Salaries for the Company’s Executive Officers, effective as of March 5, 2007.
10.2	2006 Cash Bonus Awards.
10.3	Agreement Re: Change in Control, entered into on February 14, 2007, between Quidel Corporation and Robert J. Bujarski.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Date:  February 20, 2007

QUIDEL CORPORATION
By:	/s/ Paul E. Landers
Name:	Paul E. Landers
Its:	Senior Vice President— Finance and Administration

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
10.1	2007 Annual Base Salaries for the Company’s Executive Officers, effective as of March 5, 2007.
10.2	2006 Cash Bonus Awards.
10.3	Agreement Re: Change in Control, entered into on February 14, 2007, between Quidel Corporation and Robert J. Bujarski.